EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
November 4, 2004	News Media
	Tim Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)

WGL HOLDINGS, INC. REPORTS STRONG FISCAL YEAR 2004 RESULTS AND
ISSUES FISCAL YEAR 2005 EARNINGS GUIDANCE

       WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported net income of $96.6 million, or $1.98 per share, for the fiscal year ended September 30, 2004. This compares to net income of $112.3 million, or $2.30 per share, reported for fiscal year 2003. For the fourth quarter of fiscal year 2004, the Company reported a seasonal net loss of $18.0 million, or $0.37 per share, as compared to a net loss of $17.6 million, or $0.36 per share, reported for the same quarter of fiscal year 2003. Reporting a net loss for quarters ended September 30 is typical due to the seasonal nature of the Company’s utility operations that results in reduced demand for natural gas during these periods.

       Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding. The Company reviews its financial results from normal operations (based on a utility industry standard of normal weather, and uninfluenced by unique transactions) to monitor its progress towards achieving its five-year financial goals and guidance. A reconciliation of the Company’s earnings (or loss) per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings (or loss) per share from normal operations is attached to this press release.

       Commenting on operating results for fiscal year 2004, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “We are pleased to report strong financial results for fiscal year 2004. Excluding the effects of colder-than-normal weather and unique transactions described below, the Company’s consolidated earnings per share from normal operations for fiscal year 2004 were $1.73, an $0.11 per share increase over earnings from normal operations for fiscal year 2003. This increase in earnings is due primarily to customer growth and the impact of favorable rate decisions, and reflects our continued progress towards improving our utility, profitably growing our unregulated businesses and fostering a high-performance culture.” DeGraffenreidt added, “We are also pleased to report that we are on track to achieve the five-year financial objectives that we announced last year. Our reported performance supports our expectation that through fiscal year 2008, we will be able to sustain average earnings growth from normal operations by five percent per year, generate free cash flow in excess of capital expenditures, maintain a strong balance sheet and superior credit ratings, and support sustainable dividend growth.”

Summary Results

       The operating results of the Company’s regulated utility segment are the primary influence on overall consolidated operating results. The regulated utility’s operations are weather sensitive, with a significant portion of its revenue coming from deliveries of natural gas to residential and commercial heating customers. Weather, when measured by heating degree days, was six percent colder than normal for fiscal year 2004, enhancing net income in fiscal year 2004 in relation to normal weather by an estimated $10 million, or $0.20 per share. During fiscal year 2003, weather was 20 percent colder than normal, contributing an estimated $25 million to net income, or $0.51 per share. Earnings comparisons between the current and corresponding prior fiscal years also reflect unique transactions related to the Company’s utility and non-utility segments. During fiscal year 2004, the Company realized an after-tax gain of $5.8 million, or $0.12 per share, from the sale of an interest in two buildings that are part of a commercial real estate development project owned by a third party. This was partially offset by additional depreciation expense that did not relate to the current twelve-month period of $3.5 million (pre-tax), or $0.04 per share, recorded in connection with a Virginia rate order, and a charge of $1.5 million, or $0.03 per share, for the impairment of goodwill related to the Company’s investment in its commercial heating, ventilating and air conditioning (HVAC) business. In addition to the colder-than-normal weather discussed above, fiscal year 2003 results included:

•	an after-tax gain of $2.5 million, or $0.05 per share, from the sale of the Company’s former headquarters property;

•	an after-tax gain of $926,000, or $0.02 per share, from the sale of a real estate partnership interest;

•	a favorable income tax adjustment of $2.7 million, or $0.06 per share; and

•	a reduction in income taxes of $2.1 million, or $0.04 per share, resulting from the realization of a tax benefit from a capital loss carryforward.

       The Company’s consolidated earnings per share from normal operations of $1.73 for fiscal year 2004, as compared to $1.62 per share for fiscal year 2003, exclude the effects of colder-than-normal weather and the unique transactions described above. The $0.11 per share improvement is attributable primarily to continued customer growth and the impact of favorable rate decisions that together increased net income by an estimated $0.22 per share. Improved earnings from the Company’s major non-utility operations also contributed $1.8 million, or $0.04 per share (after excluding the HVAC goodwill impairment charge of $1.5 million, or $0.03 per share). Tempering these improvements were increased utility operation and maintenance expenses and higher depreciation and amortization expense.

       Excluding the effects of unique transactions, the Company’s consolidated net loss from normal operations for the fourth quarter of fiscal year 2004 was $0.34 per share, as compared to a net loss from normal operations of $0.33 per share for the same quarter of fiscal year 2003. Results from normal operations for the current fourth quarter primarily reflect customer growth and the favorable impact of regulatory decisions that together contributed an estimated $0.05 per share to operating results for the current quarter. This improvement was offset by a $0.03 per share adjustment in the current quarter to increase the Company’s provision for rate refunds to Virginia customers, along with increased utility operation and maintenance expenses.

Fiscal Year Ended September 30, 2004

       Regulated Utility Operations

       The regulated utility segment reported net income of $89.0 million, or $1.82 per share, for fiscal year 2004, as compared to net income of $109.0 million, or $2.24 per share, for the prior fiscal year. This comparison reflects a decrease in total gas deliveries to firm customers of 75 million therms, or five percent, to 1.311 billion therms delivered during fiscal year 2004, primarily due to 12 percent warmer weather in fiscal year 2004 compared to fiscal year 2003. Weather for fiscal year 2004 was six percent colder than normal compared to 20 percent colder than normal for fiscal year 2003.

     Fiscal year 2004 earnings of the regulated utility segment were favorably affected by the addition of 30,140 active customer meters, an increase of 3.1 percent, and the impact of rate changes that were implemented in Maryland on November 6, 2003, in the District of Columbia on November 24, 2003, and the effect of approximately one and one-half months of the rate decision that became effective in Virginia in November 2002. A Virginia rate increase also went into effect on February 26, 2004 subject to refund pending a final decision by the State Corporation Commission of Virginia (SCC of VA) on an expedited rate case application that Washington Gas filed on January 27, 2004. On September 27, 2004, the SCC of VA issued a Final Order approving a proposed Stipulation filed by Washington Gas and other participants to resolve all issues related to the expedited rate case. Under the approved Stipulation, Washington Gas adjusted its billing rates to Virginia customers commencing October 4, 2004, to reflect the level of annual revenues approved pursuant to a December 18, 2003 Final Order of the SCC of VA. Refunds to customers, with interest, will be made in the December 2004 billing cycle for the amount of the proposed annual revenue increase that had been collected since February 26, 2004. The Company’s financial results for the nine months ended June 30, 2004 had reflected a provision for rate refunds to customers, based on management’s judgment at that time. After taking into consideration the Stipulation, Washington Gas increased its provision for rate refunds in the quarter ended September 30, 2004 to the full amount of revenues that had been collected subject to refund through September 30, 2004. The increased provision eliminated the revenue increase of $2.2 million (pre-tax), or $0.03 per share, that was previously included in net income for the nine months ended June 30, 2004. After the additional provision for rate refunds was recorded in the quarter ended September 30, 2004, there was no effect on fiscal year 2004, nor will there be any effect on fiscal year 2005 earnings, for the rates put into effect subject to refund in February 2004.

       Fiscal year 2004 earnings for the regulated utility segment also reflect $10.5 million of increased operation and maintenance expenses, including an accrual of $2.4 million for operational expenses recorded in the current fiscal year for which the Company ultimately may be partially or fully reimbursed. The current fiscal year also primarily reflects increased outside services costs of $2.0 million associated with information technology improvements and $700,000 for implementing the provisions of the Sarbanes-Oxley Act, $3.0 million of increased employee benefit costs, a $2.4 million increase related to employee severance, and increases for other miscellaneous items. Partially offsetting these increases were lower uncollectible accounts expense of $1.6 million, reduced labor costs due to eight percent fewer employees, and lower costs of $2.7 million associated with post-retirement benefits other than pensions as a result of a law enacted in December 2003 that entitles the Company to a federal subsidy for sponsoring a retiree health care benefit plan with a prescription drug benefit that is at least actuarially equivalent to the benefit to be provided under Medicare.

       The regulated utility segment also incurred $8.0 million of higher depreciation and amortization expense for fiscal year 2004 when compared to 2003. This was attributable to increased plant investment, as well as the effect of the December 18, 2003 Final Order issued by the SCC of VA that required the Company to record $3.5 million (pre-tax), or $0.04 per share, for depreciation expense unrelated to fiscal year 2004. Additionally, the Company recorded $1.0 million of additional depreciation expense in fiscal year 2004 related to the performance of earnings tests as required by the Final Order in Virginia.

       In fiscal year 2003, the regulated utility segment realized an after-tax gain of $2.5 million, or $0.05 per share, as reflected in Other Income (Expenses) – Net, from the sale of the Company’s former headquarters property, and benefited from a favorable adjustment to income taxes of $2.7 million, or $0.06 per share.

       Non-Utility Operations

       The Company’s non-utility operations reported net income of $7.7 million, or $0.16 per share, for fiscal year 2004, as compared to $3.3 million, or $0.06 per share, reported in fiscal year 2003. Earnings for the current fiscal year were favorably affected by the inclusion in fiscal year 2004 of an after-tax gain of $5.8 million, or $0.12 per share, from the sale of two buildings at Maritime Plaza, a commercial real estate development project in which the Company had a carried interest. In fiscal year 2003, the Company realized an after-tax gain of $926,000, or $0.02 per share, from the sale of a real estate partnership interest. Fiscal year 2003 also included a $2.1 million, or $0.04 per share, reduction in income taxes, as discussed previously.

       The retail energy-marketing segment reported net income of $8.3 million, or $0.17 per share, for fiscal year 2004, more than double its net income for the prior fiscal year. This segment’s year-over-year improvement of $4.5 million, or $0.09 per share, was attributable to higher gross margins from the sale of natural gas, partially offset by lower gross margins from the sale of electricity. Natural gas sales volumes were up less than one percent, but gross margins per therm sold increased over 50 percent. Gross margins from natural gas sales were reduced in the prior fiscal year due to the colder-than-normal weather experienced during the 2002-2003 winter heating season that resulted in the need to make additional purchases of natural gas at higher prices in the spot market in order to meet commitments to customers. Lower gross margins from electric sales for the current fiscal year resulted from a 12 percent decline in kilowatt-hours sold due to a reduction in the number of residential customers served based on Company decisions not to renew certain contracts, and due to a reduction in commercial customers as competition for large commercial customers intensified and as rising energy prices encouraged some customers to return to below-market utility service offerings.

       The Company’s commercial HVAC business reported a net loss of $5.4 million, or $0.11 per share, for fiscal year 2004, as compared to a net loss of $1.2 million, or $0.03 per share, for the prior fiscal year due to reduced revenues, lower gross margins, and recognition in the fourth quarter of fiscal year 2004 of a charge of $1.5 million, or $0.03 per share, for the impairment of goodwill related to the Company’s investment in this business. Though the general declining economic conditions in the commercial construction markets over the past two years continue to affect both the revenue and profitability of this business segment, management’s goal is to make this segment profitable and cash flow positive in fiscal year 2005.

Quarter Ended September 30, 2004

       Regulated Utility Operations

       The regulated utility segment reported a seasonal net loss of $16.8 million, or $0.35 per share, for the quarter ended September 30, 2004, compared to a net loss of $16.6 million, or $0.34 per share, for the same quarter in fiscal year 2003. Operating results for the current quarter benefited from a 3.1 percent increase in active customer meters from the end of the fourth quarter of the prior fiscal year, and the favorable impact of new rates in the District of Columbia and Maryland. Results of the utility segment for the fourth quarter of fiscal year 2004 also reflect the effect of reversing earnings of $0.03 per share that were recorded in the second and third quarters of fiscal year 2004 related to the revenues that were being collected in Virginia subject to refund since February 2004.

     The regulated utility’s operation and maintenance expenses increased $2.1 million during the current quarter when compared to the corresponding quarter of the prior fiscal year. This increase primarily reflects $3.0 million of increased costs related to information technology improvements, higher employee benefits expense and other miscellaneous items. Partially offsetting these increases were $700,000 of lower labor costs, as well as a $700,000 reduction in benefit costs associated with the Medicare subsidy as previously discussed.

       Non-Utility Operations

       The Company’s non-utility operations reported a net loss of $1.2 million, or $0.02 per share, for the quarter ended September 30, 2004, relatively unchanged from the net loss of $984,000, or $0.02 per share, reported for the same quarter of the prior year. Non-utility operating results primarily reflect increased net income generated by the retail energy-marketing segment and lower losses from other non-utility activities. This was more than offset by increased losses from the Company’s commercial HVAC business.

       The retail energy-marketing segment’s reported net income for the current fourth quarter of $2.2 million, or $0.05 per share, was more than double the net income reported for this segment of $846,000, or $0.02 per share, for the corresponding quarter of the prior fiscal year. The significant improvement in net income was attributable to higher gross margins from the sale of natural gas and electricity. The Company’s commercial HVAC business reported a net loss of $3.1 million, or $0.06 per share, for the fourth quarter of fiscal year 2004, as compared to a net loss of $237,000, or $0.01 per share, for the same quarter of the prior fiscal year, principally reflecting reduced revenues, lower gross margins, higher selling, general and administrative expenses, and the recognition in the current quarter of a charge of $1.5 million for the goodwill impairment.

Earnings Outlook

       DeGraffenreidt said, “We are providing guidance for the first quarter of fiscal year 2005 in the range of $0.85 to $0.89 per share. This guidance includes projected first quarter earnings for our unregulated businesses to be in the range of $0.07 to $0.09 per share. Our earnings guidance for the consolidated entity for the full fiscal year 2005 ranges from $1.79 to $1.89 per share, which includes projected fiscal year 2005 earnings for our unregulated businesses to be in the range of $0.04 to $0.08 per share.” These projections assume normal weather, no effect that may result from performing earnings tests on a quarterly basis pursuant to the SCC of VA’s December 18, 2003 rate order, and exclude the effect of unusual items that could arise in the future.

Other Information

       The Company will discuss its fourth quarter and fiscal year 2004 financial results, and fiscal year 2005 earnings outlook, at 12:30 p.m. Eastern time on November 5, 2004. This presentation and discussion will be webcast and available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live Webcast, click on the Live Webcast icon located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through December 6, 2004.

       Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.

       Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

       Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

       As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of these risks and uncertainties, see the Company’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

       Please see the following comparative statements for additional information. Also attached is a reconciliation of the Company’s earnings (loss) per share reported in accordance with GAAP to earnings (loss) per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended September 30, 2004 and 2003
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

(In thousands, except per share data)	2004	2003	2004	2003

UTILITY OPERATIONS
Operating Revenues	$123,150	$103,456	$1,267,948	$1,301,057
Less: Cost of gas	49,393	35,723	668,968	696,561
Revenue taxes	7,426	7,215	50,079	40,465

Utility Net Revenues	66,331	60,518	548,901	564,031

Other Operating Expenses
Operation and maintenance	53,275	51,201	226,751	216,255
Depreciation and amortization	22,388	21,430	91,510	83,549
General taxes	7,877	7,051	36,544	37,841
Income tax (benefit) expense	(10,913)	(13,992)	58,463	68,633

Utility Other Operating Expenses	72,627	65,690	413,268	406,278

Utility Operating Income (Loss)	(6,296)	(5,172)	135,633	157,753

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	152,093	166,409	789,859	726,231
Heating, ventilating and air conditioning (HVAC)	9,626	9,921	30,123	35,521
Other non-utility activities	341	214	1,673	1,439

Total Non-Utility Operating Revenues	162,060	176,544	821,655	763,191

Operating Expenses
Non-utility operating expenses	161,254	176,758	816,172	761,540
Income tax expense	261	751	2,175	168

Total Non-Utility Operating Expenses	161,515	177,509	818,347	761,708

Non-Utility Operating Income (Loss)	545	(965)	3,308	1,483

TOTAL OPERATING INCOME (LOSS)	(5,751)	(6,137)	138,941	159,236
Other Income (Expenses) — Net	(1,688)	310	3,161	807

INCOME (LOSS) BEFORE INTEREST EXPENSE	(7,439)	(5,827)	142,102	160,043
Interest expense	10,241	11,446	44,145	46,381
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

NET INCOME (LOSS)	$(18,010)	$(17,603)	$96,637	$112,342

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,649	48,603	48,640	48,587
Diluted	48,649	48,603	48,847	48,756

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(0.37)	$(0.36)	$1.99	$2.31
Diluted	$(0.37)	$(0.36)	$1.98	$2.30

Net Income (Loss) Applicable To Common Stock—By Segment ($000):
Regulated utility	$(16,848)	$(16,619)	$88,951	$109,036

Non-utility operations:
Retail energy-marketing	2,221	846	8,280	3,745
Commercial HVAC	(3,062)	(237)	(5,396)	(1,184)

Total major non-utility	(841)	609	2,884	2,561
Other, principally non-utility activities	(321)	(1,593)	4,802	745

Total non-utility	(1,162)	(984)	7,686	3,306

NET INCOME (LOSS)	$(18,010)	$(17,603)	$96,637	$112,342

WGL Holdings, Inc.
Consolidated Balance Sheets
September 30, 2004 and 2003
(Unaudited)

	September 30,

(In thousands)	2004	2003

ASSETS
Property, Plant and Equipment
At original cost	$2,667,924	$2,563,923
Accumulated depreciation and amortization	(752,373)	(689,000)

Net property, plant and equipment	1,915,551	1,874,923

Current Assets
Cash and cash equivalents	5,688	4,470
Accounts receivable, net	163,479	181,177
Storage gas—at cost (first-in, first-out)	217,630	164,597
Other	45,164	58,641

Total current assets	431,961	408,885

Deferred Charges and Other Assets	156,497	152,244

Total Assets	$2,504,009	$2,436,052

CAPITALIZATION AND LIABILITIES
Capitalization
Washington Gas Light Company preferred stock	$28,173	$28,173
Common shareholders’ equity	853,424	818,218
Long-term debt	590,164	636,650

Total capitalization	1,471,761	1,483,041

Current Liabilities
Notes payable and current maturities of long-term debt	156,273	178,842
Accounts payable	182,545	142,708
Other	77,669	64,524

Total current liabilities	416,487	386,074

Deferred Credits	615,761	566,937

Total Capitalization and Liabilities	$2,504,009	$2,436,052

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics
For Periods Ended September 30, 2004 and 2003
(Unaudited)

COMMON STOCK DATA

September 30, 2004	52 Week
Closing Price	Price Range

$28.26	$30.39-$26.20

	Earnings Per Share			Annualized
	Twelve Months Ended September 30,		P/E	Dividend	Yield

	2004	2003

Basic	$1.99	$2.31	14.2	$1.30	4.6%
Diluted	$1.98	$2.30

FINANCIAL STATISTICS

	Twelve Months Ended

	September 30,	September 30,
	2004	2003

Return on Average Common Equity	11.6%	14.2%
Total Interest Coverage (times)	4.6	4.9
Book Value Per Share (end of period)	$17.54	$16.83
Common Shares Outstanding—end of period (thousands)	48,653	48,612

UTILITY GAS STATISTICS

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

(In thousands)	2004	2003	2004	2003

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$64,325	$50,574	$792,999	$737,264
Commercial and Industrial — Firm	24,149	16,910	245,242	239,907
Commercial and Industrial — Interruptible	1,295	1,781	7,578	10,326
Electric Generation	275	275	967	1,100

	90,044	69,540	1,046,786	988,597

Gas Delivered for Others
Firm	17,075	17,601	150,548	161,971
Interruptible	6,189	5,220	34,073	30,747
Electric Generation	63	106	278	412

	23,327	22,927	184,899	193,130

	113,371	92,467	1,231,685	1,181,727
Other	9,779	10,989	36,263	119,330

Total	$123,150	$103,456	$1,267,948	$1,301,057

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

(In thousands of therms)	2004	2003	2004	2003

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	36,074	29,091	629,728	648,809
Commercial and Industrial — Firm	21,704	16,481	226,407	239,628
Commercial and Industrial — Interruptible	1,264	1,937	7,626	12,163

	59,042	47,509	863,761	900,600

Gas Delivered for Others
Firm	36,361	42,243	454,549	496,889
Interruptible	47,427	42,071	268,483	257,799
Electric Generation	9,512	15,086	41,052	67,245

	93,300	99,400	764,084	821,933

Total	152,342	146,909	1,627,845	1,722,533

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	85,860	84,993	716,577	710,893
Number of Customers (end of period)	150,840	153,387	150,840	153,387

Electricity Sales
Electricity Sales (thousands of kWhs)	1,462,110	2,097,875	6,658,926	7,548,354
Number of Accounts (end of period)	44,506	76,033	44,506	76,033

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	84.81¢	70.65¢	76.15¢	68.11¢

HEATING DEGREE DAYS

Actual	7	13	4,024	4,550
Normal	17	17	3,792	3,799
Percent Colder (Warmer) than Normal	(58.8)%	(23.5)%	6.1%	19.8%

Number of Active Customer Meters (end of period)	990,062	959,922	990,062	959,922

RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE
AND ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)

November 4, 2004

The reconciliation below is provided to demonstrate management’s utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles (GAAP) in the United States of America, and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the Company’s results from normal operations and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year goals and guidance, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.

Utilization of normal weather is an industry standard, and it is Company practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.

Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Years Ended September 30, 2004 and 2003

	Fiscal Year Ended
	September 30,

	2004	2003

GAAP diluted earnings per share	$1.98	$2.30
Adjustments for:
Colder-than-normal weather	(0.20)	(0.51)
Retroactive depreciation related to the period from 1/02-11/02, per Virginia rate order	0.04	—
Net gain on the sale of interest in real estate	(0.12)	—
Impairment of commercial HVAC intangible asset	0.03	—
Income tax adjustment related to depreciation	—	(0.06)
Net gain on the sale of a real estate partnership interest	—	(0.02)
Net gain on the sale of corporate headquarters	—	(0.05)
Income tax benefit from the utilization of a capital loss carryforward	—	(0.04)

Adjusted earnings per share from normal operations	$1.73	$1.62

Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2004 By Quarter

	Actual Fiscal Year 2004 Results
	Quarter Ended

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per share	$0.81	$1.62 (1)	$(0.08)	$(0.37)	$1.98
Adjustments for:
Colder-than-normal weather	—	(0.20)	—	—	(0.20)
Retroactive depreciation related to the period from 1/02-11/02, per Virginia rate order	0.04	—	—	—	0.04
Net gain on the sale of interest in real estate	—	(0.12)	—	—	(0.12)
Impairment of commercial HVAC intangible asset	—	—	—	0.03	0.03

Adjusted diluted earnings (loss) per share from normal operations	$0.85	$1.30	$(0.08)	$(0.34)	$1.73

Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

(1) GAAP diluted earnings per share for the quarter ended March 31, 2004 were restated from $1.60 to $1.62 per share to adjust for the $0.02 per share retroactive effect of reduced post-retirement benefit costs other than pensions that resulted from a new law enacted in December 2003 that entitles the Company to receive a federal subsidy for sponsoring a retiree health care benefit plan that provides a prescription drug benefit. The effect of this subsidy was applied retroactively to January 1, 2004 in accordance with new accounting guidelines issued in May 2004 by the Financial Accounting Standards Board and adopted by the Company in June 2004. GAAP loss per share for the quarters ended June 30, 2004 and September 30, 2004 each included a $0.02 per share benefit from the federal subsidy.

Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2003 By Quarter

	Actual Fiscal Year 2003 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$1.06	$1.66	$(0.05)	$(0.36)	$2.30
Adjustments for:
(Colder) warmer-than-normal weather	(0.17)	(0.29)	(0.08)	0.03	(0.51)
Income tax adjustment related to depreciation	(0.06)	—	—		(0.06)
Net gain on the sale of a real estate partnership interest	(0.02)	—	—		(0.02)
Net gain on the sale of corporate headquarters	—	(0.05)	—		(0.05)
Income tax benefit from the utilization of a capital loss carryforward	—	—	(0.04)		(0.04)

Adjusted diluted earnings (loss) per share from normal operations	$0.81	$1.32	$(0.17)	$(0.33)	$1.62

Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

RECONCILIATION OF NET INCOME TO FREE CASH FLOW
(Unaudited)

November 4, 2004

The analysis below provides information used by management to evaluate free cash flow, a measure defined by the Company but that is not derived in accordance with Generally Accepted Accounting Principles (GAAP) in the United States of America. Management utilizes this data to determine the ability of the Company to generate sufficient cash from internal operations to finance long-term investments, most notably capital expenditures. The assumption for this analysis is that changes in working capital and changes in cash from other assets and other liabilities have no impact on free cash flow because they net to zero when combined over a period of several years. This liquidity measure, Free Cash Flow, is a non-GAAP measure that is reconciled below to Net Income and Net Cash Flow Provided by Operating Activities, which are derived in accordance with GAAP.

This measure can be further used to evaluate trends of the Company’s future needs for external debt and equity financing. This data can also be utilized to compare the Company to its peers. Free cash flow, as defined and utilized by the Company, does not relate to cash available for discretionary expenditures. There are other uses for this data in addition to that described herein and the Company does not imply that this is the only use or the best use of this data and this analysis.

ANALYSIS OF TOTAL FREE CASH FLOW IN EXCESS OF CAPITAL EXPENDITURES

	Fiscal Year Ended
	September 30,

(Thousands)	2005 (a)	2004	2003

GAAP net income (applicable to common stock)		$96,637	$112,342
Depreciation and amortization		96,245	89,273
Change in deferred income taxes – accelerated depreciation		28,291	26,997

Adjusted cash available before dividends		221,173	228,612
Dividends on common stock		(62,747)	(61,948)

Total free cash flow (Non-GAAP Measure)	$134,917	158,426	166,664
Less: Capital expenditures (b)	(134,448)	(113,439)	(129,083)

Total Free Cash Flow in Excess of Capital Expenditures	$469	$44,987	$37,581

(a)	Estimated.

(b)	Excludes Allowance for Funds Used During Construction.

RECONCILIATION OF ANALYSIS OF TOTAL FREE CASH FLOW IN EXCESS OF
CAPITAL EXPENDITURES TO GAAP-BASED NET CASH PROVIDED
BY OPERATING ACTIVITIES

	Fiscal Year Ended
	September 30,

(Thousands)	2004	2003

GAAP net cash provided by operating activities	$241,666	$143,784

Adjustments for:
Deferred income taxes, except for accelerated depreciation	113	(14,628)
Other, principally changes in assets and liabilities	(20,606)	99,456

Adjusted cash available before dividends	221,173	228,612
Dividends on common stock	(62,747)	(61,948)

Total Free Cash Flow (non-GAAP Measure)	$158,426	$166,664

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of these risks and uncertainties, see the Company’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.